UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 30, 2009

TOR Minerals International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM), producer of high value, specialty mineral products, today announced its financial results for the fourth quarter and year ended December 31, 2008.  The Company reported a net loss available to common shareholders of $5,022,000, or ($0.64) per diluted share, for the year ended December 31, 2008 on net sales of $25,304,000 during 2008.  This compares with net income available to common shareholders of $11,000, or $0.00 per share, on net sales of $27,961,000 for the year ended December 31, 2007.

Net sales for the fourth quarter ended December 31, 2008, were $4,139,000 compared to $5,969,000 during the fourth quarter ended December 31, 2007.  The net loss available to common shareholders was $3,680,000, or ($0.47) per diluted share, for the fourth quarter of 2008 compared to a net loss of $230,000, or ($0.03) per diluted share, for the fourth quarter of 2007.

The consolidated financial statements to be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008 (the "Form 10-K") have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, as to which uncertainty exists. As a result of this uncertainty, the Form 10-K will include an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about the Company's ability to continue as a "going concern."  The Company's 2008 financial statements, including the financial statements in the Form 10-K and the financial results reported on this press release, do not include any adjustment that might result from the outcome of this uncertainty.

This uncertainty has resulted from the Company's failure to comply with certain financial covenants at December 31, 2008 contained in the Company's U.S. Credit Agreement with Bank of America, N.A. (the "Bank").  At March 30, 2009, the Company has approximately $2.45 million of borrowings under this Credit Agreement and its other credit arrangements with the Bank. The Company's revolving line of credit under the Credit Agreement comes due on April 1, 2009, and as disclosed in the Company's Current Report on Form 8-K filed on March 5, 2009, the Bank has informed the Company that the Credit Agreement will be terminated and the Bank will require repayment of all indebtedness.  The Company does not have the cash resources or access to alternative financing to repay the Bank.  While the Bank has notified the Company that it is considering the Company's request for an extension of the maturity date, no agreement has been reached with the Bank.  Discussions are ensuing and the Company is exploring other alternatives, but there is no assurance that the Company will successfully extend or refinance such indebtedness.

Dr. Olaf Karasch, CEO of TOR Minerals said, "Many negative factors including increased freight and energy costs during the beginning of the year and a sharp drop in 4Q sales resulted in TOR Minerals' first annual loss in seven years.  Nevertheless, we were able to make progress with several new product introductions and improved the efficiencies of our operations.  We expect these improvements to provide growth and profitability drivers when the economy emerges from bottom of the economic cycle."

"The conditions that led to weak sales levels in the fourth quarter have continued to negatively affect our revenue performance thus far in 2009.  In response to lower sales levels, we have implemented a 20% reduction in employee and management salaries and additional cost and operational efficiency measures.  Combined, these actions are expected to result in over $1 million in annual savings," continued Dr. Karasch.  "Although somewhat slower than we had anticipated, our new TIOPREM products continue to gain market acceptance.  Combined with some recent success we've had with other new products, we hope to offset the sales decreases in more mature product categories."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on March 30, 2009 to further discuss fourth quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

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This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:
Exhibit Number Description 99.1 Press Release, dated March 30, 2009, announcing the financial results for the quarter and year ended December 31, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: March 31, 2009	/s/ BARBARA RUSSELL
Barbara Russell Acting CFO and Controller
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated March 30, 2009, announcing the financial results for the quarter and year ended December 31, 2008.
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